Filed Pursuant to Rule 424(b)(2)

Registration No. 333-269514

Pricing Supplement No. 5 dated October 16, 2023

(to Prospectus Supplement dated February 17, 2023

and Prospectus dated February 17, 2023)

WELLS FARGO & COMPANY

Medium-Term Notes, Series W

Senior Redeemable Fixed-to-Floating Rate Notes

You should read the more detailed description of the notes provided under “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, as supplemented by this pricing supplement. The notes are unsecured obligations of Wells Fargo & Company (the “Company”), and all payments on the notes are subject to the credit risk of the Company. If the Company defaults on its obligations, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of the Company and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency. Certain defined terms used but not defined herein have the meanings set forth in the accompanying prospectus supplement and prospectus.

Aggregate Principal Amount
Offered:	$3,250,000,000

Trade Date:	October 16, 2023

Original Issue Date:	October 23, 2023 (T+5)

Stated Maturity Date:

October 23, 2034; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest.

Optional Redemption:

At our option, we may redeem the notes (i) in whole, but not in part, on October 23, 2033 (the “First Par Call Date”) or (ii) in whole at any time or in part from time to time, on or after July 25, 2034, in each case at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of such redemption.

At our option, we may also redeem the notes, in whole at any time or in part from time to time, on any day included in the Make-Whole Redemption Period (as defined below), at a redemption price calculated as described under “Description of Debt Securities—Redemption and Repayment—Optional Make-Whole Redemption of Debt Securities.”

As used in connection with the notes:

The “Make-Whole Redemption Period” is the period commencing on and including October 30, 2024 and ending on and including October 22, 2033.

The “Make-Whole Spread” is 0.30%.

Any redemption may be subject to prior regulatory approval and will be effected pursuant to the procedures described under “Description of Debt Securities—Redemption and Repayment—Optional Redemption By Us” and “—Redemption and Repayment—Optional Make-Whole Redemption of Debt Securities”, as applicable, in the accompanying prospectus.

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from October 23, 2023

Agent Discount
(Gross Spread):	0.45%

All-in Price (Net of
Agent Discount):	99.55%, plus accrued interest, if any, from October 23, 2023

Net Proceeds:	$3,235,375,000

Interest Rate:

The notes will bear interest at a fixed rate from October 23, 2023 to, but excluding, October 23, 2033 (the “Fixed Rate Period”) and, if not previously redeemed, at a floating rate from, and including, October 23, 2033 to, but excluding, maturity (the “Floating Rate Period”).

Fixed Rate Terms

Fixed Rate Period:	See “Description of Debt Securities—Interest and Principal Payments” and “—Fixed Rate Debt Securities” in the accompanying prospectus for additional information.

Interest Rate:	6.491%

Interest Payment Dates:	Each April 23 and October 23, commencing April 23, 2024 and ending October 23, 2033

Benchmark:	UST 3.875% due August 15, 2033

Benchmark Yield:	4.691%

Spread to Benchmark:	+180 basis points

Re-Offer Yield:	6.491%

Floating Rate Terms

Floating Rate Period:	See “Description of Debt Securities—Interest and Principal Payments,” “—Floating Rate Debt Securities” and “—Floating Rate

Debt Securities—Base Rates—Compounded SOFR Notes” in the accompanying prospectus for additional information.

Base Rate:	Compounded SOFR

Spread:	+206 basis points

Minimum Interest Rate for an Interest Period:	0% per annum

Interest Payment Dates:	Each January 23, April 23, July 23 and October 23, commencing January 23, 2034, and at maturity.

Calculation Agent:

The Calculation Agent for the notes has not been appointed, but we will appoint a Calculation Agent prior to the commencement of the Floating Rate Period. An affiliate of ours may be appointed the Calculation Agent. Neither the Security Registrar nor the Paying Agent identified below shall be named as “our designee” or as Calculation Agent.

Listing:	None

		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$2,600,975,000

Agents (Joint Lead Managers):	ANZ Securities, Inc.	32,500,000
	BBVA Securities Inc.	32,500,000
	nabSecurities, LLC	32,500,000
	Natixis Securities Americas LLC	32,500,000
	CastleOak Securities, L.P.	22,750,000
	Loop Capital Markets LLC	22,750,000
	R. Seelaus & Co., LLC	22,750,000
	Samuel A. Ramirez & Company, Inc.	22,750,000

Agents (Senior Co-Managers):	Blaylock Van, LLC	19,500,000
	Cabrera Capital Markets LLC	19,500,000
	Roberts & Ryan Investments, Inc.	19,500,000
	Telsey Advisory Group LLC	19,500,000

Agents (Co-Managers):	Apto Partners, LLC	13,000,000
	CAVU Securities, LLC	13,000,000
	C.L. King & Associates, Inc.	13,000,000
	Guzman & Company	13,000,000
	Independence Point Securities LLC	13,000,000
	MFR Securities, Inc.	13,000,000
	Multi-Bank Securities, Inc.	13,000,000
	Penserra Securities LLC	13,000,000
	Siebert Williams Shank & Co., LLC	13,000,000
	Stern Brothers & Co.	13,000,000

Tigress Financial Partners LLC	13,000,000
ING Financial Markets LLC	12,188,000
Intesa Sanpaolo IMI Securities Corp.	12,188,000
Lloyds Securities Inc.	12,188,000
MUFG Securities Americas Inc.	12,188,000
RBC Capital Markets, LLC	12,188,000
SG Americas Securities, LLC	12,188,000
TD Securities (USA) LLC	12,188,000
Truist Securities, Inc.	12,188,000
ABN AMRO Securities (USA) LLC	12,187,000
BMO Capital Markets Corp.	12,187,000
BNY Mellon Capital Markets, LLC	12,187,000
Capital One Securities, Inc.	12,187,000
CIBC World Markets Corp.	12,187,000
Credit Agricole Securities (USA) Inc.	12,187,000
Huntington Securities, Inc.	12,187,000
Scotia Capital (USA) Inc.	12,187,000
Falcon Square Capital LLC	12,025,000

Total:	$3,250,000,000

Supplemental Plan of
Distribution:

On October 16, 2023, we agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.55%, plus accrued interest, if any, from October 23, 2023. The purchase price equals the issue price of 100.00% less a discount of 0.45% of the principal amount of the notes.

United States Federal
Income Tax Considerations:

In the opinion of Faegre Drinker Biddle & Reath LLP, the notes should be considered variable rate debt securities that provide for stated interest at a fixed rate in addition to a qualified floating rate. See “United States Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Debt Securities—Variable Rate Debt Securities” in the accompanying prospectus. Notwithstanding that we expect that the notes will be issued at par, under rules governing notes with a fixed rate in addition to a qualified floating rate, it is possible that the notes could be issued with OID. Whether the notes are issued with OID will be determined at the time of issue. Information regarding the determination of the amount of OID, if any, on the notes may be obtained by submitting a written request to Wells Fargo Bank, National Association, Treasury Funding Desk, N9310-060, 550 South Fourth Street, Minneapolis, MN 55415-1529.

Additional tax considerations are discussed under “United States Federal Income Tax Considerations” in the accompanying prospectus.

Security Registrar and
Paying Agent:	Computershare Trust Company, N.A., acting through its office at CTSO Mail Operations, 1505 Energy Park Drive, St. Paul, MN

55108, Attn: CCT Administrator for Wells Fargo (or at such other place or places as may be designated from time to time).

CUSIP:	95000U3H4

Risk Factors

See “Risk Factors” in the accompanying prospectus for risk factors regarding the notes, including, in particular, the risk factors appearing under the heading “Risks Relating To SOFR, Compounded SOFR And A Benchmark Replacement.”

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